Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Broadway Financial Corporation Announces Profit for 3rd Quarter 2014

Net interest income grew 11% in the third quarter

Loan originations increased to $67.2 million year to date from $35.3 million a year ago

LOS ANGELES, CA – (BUSINESS WIRE) – November 6, 2014 – Broadway Financial Corporation (the “Company”) (NASDAQ Capital Market: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported net income of $765 thousand, or $0.04 per diluted share, for the third quarter of 2014, compared to net income of $584 thousand, or $0.05 per diluted share for the third quarter of 2013.  For the nine months ended September 30, 2014, the Company reported net income of $1.8 million, or $0.09 per diluted share, compared to a net loss of $260 thousand, or ($0.23) per diluted share for the same period in 2013.

The increases in net income compared to the prior year were primarily due to recaptures of loan losses of $950 thousand during the third quarter of 2014 and $2.5 million during the nine months ended September 30, 2014.  In comparison, the Company recorded a provision for loan losses of $414 thousand during both the three month and nine month periods in 2013.  In addition, during the three and nine months ended September 30, 2014, the Company recorded 11% and 7% increases in net interest income compared to the prior year periods and received a grant of $200 thousand from the U.S. Department of the Treasury’s Community Development Financial Institutions (CDFI) Fund.  Partially offsetting these increases was a $1.2 million gain recorded during 2013 on the restructuring of the Company’s senior debt in the third quarter.  The Company also incurred higher non-interest expense during the three and nine month periods ended September 30, 2014 compared to the same periods of 2013.

Chief Executive Officer, Wayne Bradshaw stated, “During the month of October, we completed the final phase of the restructuring of the Company’s balance sheet by completing our private placement, paying off our senior debt and extending the maturity of our subordinated debt.  With the completion of these major initiatives, the Company can now focus on improving operations and continuing our strategy of becoming the leader in financing affordable housing in low-to-moderate income communities throughout Southern California.  We believe that the combination of our strong capital base and ability to lend to experienced owners of smaller multi-family residential properties will allow Broadway to resume its historical leadership in serving low-to-moderate income communities.”

Earnings Summary

For the third quarter of 2014, net interest income before recapture of loan losses totaled $2.9 million, up $278 thousand, or 11%, from $2.6 million for the third quarter of 2013.  The increase of $278 thousand in net interest income primarily resulted from an increase of $27.9 million in the average balance of loans receivable, an increase of $7.7 million in the average balance of securities and an increase of 28 basis points in net interest margin as the Company repositioned its interest earning assets from federal funds to loans receivable and mortgage-backed securities and curtailed interest expense on its senior debt after the forgiveness of debt in August of 2013.

The Company recorded a recapture of $950 thousand of previously recognized provisions for loan losses for the third quarter of 2014, compared to a provision for loan losses of $414 thousand for the same period a year ago.  The recapture of loan losses during the third quarter of 2014 primarily reflected a $671 thousand recovery of loan losses as a result of recoveries of previous written-down loans.  In addition, the recapture of loan losses reflected continued improvements in the Company’s asset quality.

Non-interest income decreased by $1.2 million to $165 thousand for the third quarter of 2014 from $1.4 million for the third quarter of 2013.  The decrease in non-interest income during the third quarter of 2014 was primarily due to a gain of $1.2 million on the restructuring of the Company’s senior debt in the third quarter of 2013.

Non-interest expense increased by $259 thousand to $3.3 million for the third quarter of 2014 from $3.0 million for the third quarter of 2013.  The increase in non-interest expense was primarily due to an increase of $350 thousand in compensation and benefits expense and an increase of $52 thousand in occupancy expense, primarily rent expense.  Compensation and benefits expense increased during the third quarter of 2014 primarily due to a bonus accrual and an increase in full-time equivalent employees from 68 in September 2013 to 73 in September 2014.  In addition, the Company recorded a $315 thousand recapture of losses on loans held for sale in the third quarter 2013, resulting in reduction of non-interest expense for that quarter.

The Company recorded no income tax expense for the third quarter of 2014 because it was able to use available tax loss carryforwards to offset current taxable income.  As of September 30, 2014, the Company had $10.3 million of deferred tax assets, which were fully reserved.

Balance Sheet Summary

Total assets increased by $5.5 million to $338.0 million at September 30, 2014 from $332.5 million at December 31, 2013 primarily due to an increase in securities available-for-sale and gross loans receivable, partially offset by a decrease in cash and cash equivalents.  In order to grow total interest income and improve the yield on interest-earning assets, the Company invested excess federal funds into securities and multi-family residential loans.  Loan originations totaled $67.2 million for the nine months ended September 30, 2014, compared to $24.7 million of loan originations and $10.6 million of loan purchases for the nine months ended September 30, 2013.

During the first nine months of 2014, the Company reduced its total delinquent loans to $1.8 million, or 0.53% of assets, from $11.1 million, or 3.35% of total assets, at December 31, 2013.  As of September 30, 2014, the Company’s allowance for loan losses was $9.1 million, or 508.5% of total delinquencies at that date.  Non-performing loans (“NPLs”) were $9.9 million at September 30, 2014, including $9.0 million of NPLs for which the borrowers were current in their payments, as compared to $17.7 million of total NPLs as of the end of 2013.

Total deposits increased by $2.7 million to $217.1 million at September 30, 2014 from $214.4 million at December 31, 2013, primarily reflecting an increase in certificates of deposit.  FHLB advances and the principal amount of the Debentures remained unchanged at $79.5 million and $6.0 million, respectively, during the first nine months of 2014.  The reported amount of senior debt decreased by $111 thousand during the first nine months of 2014 reflecting interest payments made in February, May and August 2014.

Subsequent to the end of the third quarter, the Company completed its previously announced plan to raise additional common equity, extend the maturity of the Company’s Floating Rate Junior Subordinated Debentures (the “Debentures”) and implement modifications to the payment terms of the Debentures.  On October 16, 2014, the Company raised approximately $9.7 million of new equity capital through private sales of shares of voting and non-voting common stock at a price of $1.10 per share, made the required payments of principal and accrued interest on Debentures, executed a Supplemental Indenture for the Debentures that extended the maturity of the remaining $5.1 million principal amount of the Debentures to March 17, 2024, and repaid the outstanding defaulted senior bank debt of $2.4 million, together with all accrued interest thereon, in full.  As a result of these transactions, the Company’s remaining debt consists solely of $5.1 million of Debentures.  The modified terms of the Debentures require quarterly payments of interest only for the next five years at the original rate of 3 Month LIBOR plus 2.54%.  Starting in June 2019, the Company will be required to make quarterly payments of equal amounts of principal, plus interest, until the Debentures are fully amortized on March 17, 2024.  The Debentures may be called for redemption at any time by the Company.

Stockholders’ equity was $27.4 million, or 8.12% of the Company’s total assets, at September 30, 2014, compared to $25.6 million, or 7.70% of the Company’s total assets, at December 31, 2013.  The Company’s book value was $1.36 per share as of September 30, 2014, compared to $1.27 per share as of December 31, 2013.

At September 30, 2014, the Bank’s Total Risk-Based Capital ratio was 16.89% and its Tier 1 Capital to adjusted total assets ratio was 10.84%.  The Company made a capital contribution of $2.5 million to the Bank on October 30, 2014.  Based on this contribution amount, the Bank’s pro forma Total Risk-Based Capital ratio increased to 17.92% and its pro forma Tier 1 Capital to adjusted total assets ratio increased to 11.49%, as of September 30, 2014.

About Broadway Financial Corporation

Broadway Financial Corporation conducts its operations through its wholly-owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low to moderate income communities.  We offer a variety of residential and commercial real estate loan products for consumers, businesses, and non-profit organizations, other loan products, and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  The Bank operates three full service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based upon our management’s current expectations, and involve risks and uncertainties.  Actual results or performance may differ materially from those suggested, expressed, or implied by the forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes, risks associated with the Company’s efforts to raise additional capital and extend the maturity of the Debentures and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to revise any forward-looking statement to reflect any future events or circumstances, except to the extent required by law.

SOURCE:  Broadway Financial Corporation

Contact: Wayne-Kent A. Bradshaw, Chief Executive Officer, (323) 556-3248: or

Brenda J. Battey, Chief Financial Officer, (323) 556-3264; or

investor.relations@broadwayfederalbank.com

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Financial Data and Ratios (Unaudited)

(Dollars in thousands, except per share data)

	September 30, 2014		December 31, 2013
Selected Financial Condition Data and Ratios:
Total assets	$337,993		$332,481
Gross loans receivable (1)	288,825		256,837
Allowance for loan losses	(9,067)		(10,146)
Cash and cash equivalents	21,196		58,196
Securities available for sale, at fair value	17,862		9,397
Deposits	217,092		214,405
FHLB advances	79,500		79,500
Senior debt	2,812		2,923
Junior subordinated debentures	6,000		6,000
Total stockholders’ equity	27,442		25,590

Book value per share	$1.36		$1.27
Equity to total assets	8.12%		7.70%

Asset Quality Ratios:
Non-performing loans to total gross loans	3.41%		6.89%
Non-performing assets to total assets	3.66%		5.95%
Allowance for loan losses to total gross loans	3.14%		3.95%
Allowance for loan losses to non-performing loans	91.93%		57.32%
Net charge-offs to average loans	-0.72%	(3)	0.82%

Non-Performing Assets:
Non-accrual loans	$9,863		$17,702
Loans delinquent 90 days or more and still accruing	-		-
Real estate acquired through foreclosure	2,500		2,084
Total non-performing assets	$12,363		$19,786

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
Selected Operating Data and Ratios:
Interest income	$3,875		$3,811		$11,546		$11,897
Interest expense	959		1,173		2,917		3,803
Net interest income before provision for (recapture of) loan losses	2,916		2,638		8,629		8,094
Provision for (recapture of) loan losses	(950)		414		(2,532)		414
Net interest income after provision for (recapture of) loan losses	3,866		2,224		11,161		7,680
Non-interest income	165		1,367		562		1,842
Non-interest expense	(3,266)		(3,007)		(9,907)		(9,776)
Income (loss) before income taxes	765		584		1,816		(254)
Income tax expense	-		-		(3)		(6)
Net income (loss)	$765		$584		$1,813		$(260)

Earnings (loss) per common share – basic and diluted	$0.04		$0.05		$0.09		$(0.23)

Loan originations	$26,633		$26,932	(2)	$67,191		$35,288	(2)

Return on average assets	0.91%	(3)	0.69%	(3)	0.73%	(3)	-0.10%	(3)
Return on average equity	11.36%	(3)	11.04%	(3)	9.15%	(3)	-1.83%	(3)
Net interest margin	3.56%	(3)	3.28%	(3)	3.55%	(3)	3.19%	(3)

________

(1) Amount does not include net deferred loan costs and unamortized premiums and discounts.

(2) Includes loan purchases of $10.6 million.

(3) Annualized